Exhibit 4.45

Tianjin Cyril Information Technology Co., Ltd

Tianjin Shunshitongda Technology Co., Ltd

And

Hunan Oceanwing E-commerce Co., Ltd.

The Novation Agreement

Regarding

Capital Increase Agreement of Shenzhen Jiedian Technology Co., Ltd.

June 2017

This "The Novation Agreement regarding Capital Increase Agreement of Shenzhen Jiedian Technology Co., Ltd. between Tianjin Cyril Information Technology Co., Ltd, Tianjin Shunshitongda Technology Co., Ltd, and Hunan Oceanwing Electronic Commerce Co., Ltd.” (The "Agreement") is signed by the following parties on June X, 2017 ("Signing date"):

1.	Tianjin Cyril Information Technology Co., Ltd ("Tianjin Cyril"), a limited liability company established and legally existing under the laws of China with the registered address of Room 807-4, 8th floor, Chuangzhi Building, No. 482, Dongman Middle Road, Shenngtai city, Tianjin;

2.	Tianjin Shunshitongda Technology Co., Ltd ("Undertaker"), a limited liability company established and legally existing under the laws of China with the registered address of Room 773 in Area A ,7th Floor, Reader Building, No. 105, Wensan Road, Dongman Park, Shenngtai city, Tianjin;

3.	Shenzhen Jiedian Technology Co., Ltd. “Jiedian Technology” or “Company”), a limited liability company established and legally existing under the laws of China, registered at Room 201, Building A, No. 1 Qianwan Road, Shenzhen Qianhai Shenzhen-Hong Kong cooperation zone (settled in Shenzhen Qianhai business secretary Co. Ltd.);

4.	Hunan Oceanwing E-commerce Co., Ltd. (“Oceanwing”), a company limited by the laws of China established and legally existing, whose registered address is 7th floor Room 701, 7th building, the first phase of Changsha Zhongdian Software Park, 39 Jianshan Road, Changsha High-tech Development Zone..

Each of these parties is referred to separately as a "party" and collectively referred to as a "party."

In view of the fact that:

1.	On May 3, 2017, all shareholder of Jiedian Technology such as Tianjin Cyril, Jiedian Technology and Oceanwingsigned the "Tianjin Cyril, Information Engineering Co., Ltd.'s Capital Increase Agreement for Shenzhen Jiedian Technology Co., Ltd.". On May 4, 2017, Tianjin Cyril and Jiedian signed a supplementary agreement (the aforementioned agreement was collectively referred to as the “Capital Increase Agreement”) on the capital increase agreement, which stipulated that Tianjin Cyril would make a capital increase of RMB 300 million to Jiedian.

2.	In accordance with the stipulations of the Capital Increase Agreement, with the prior written consent of Oceanwing, Tianjin Cyril can designate related parties to transfer all their rights and obligations under the Capital Increase Agreement and register as a shareholder of Jiedian. The other signatories of the capital increase agreement are aware of this matter and agree to provide the necessary assistance

3.	The undertaker intends to undertake all rights and obligations of Tianjin Cyril under the Capital Increase Agreement, and the company and Oceanwing agree to undertake such undertaking.

To this end, the parties to the agreement, based on the principle of equality and mutual benefit, reached the following agreement on this transaction.

Article 1 General Description of Rights and Obligations

1.1 The parties agree that the undertaker undertakes all the rights and obligations of Tianjin Cyril l under the capital increase agreement. The company and Oceanwing promise to provide sufficient information for the company's internal resolutions necessary for these matters and the filing of changes for the competent industrial and commercial department. With the assistance and cooperation, the Undertaker shall be registered as a legal and effective shareholder of Jiedian in accordance with the agreement of the Capital Increase Agreement.

1.2 All parties confirm that, except for the Undertaker’s summation of the rights and obligations of Tianjin Cyril under the Capital Increase Agreement, all provisions of the Capital Increase Agreement shall continue to be valid.

Article 2 Repayment for Paid Capital Increases

2.1 Tianjin Cyril has paid for the capital increase

The parties confirmed that as of the signing date of this agreement, Tianjin Cyril has paid the capital increase of RMB 300 million (“subsidy for capital increase”) to the company on behalf of the Undertaker under this capital increase agreement.

2.2 The Undertaker repays Tianjin Cyril the subsidy for capital increase .

The undertaker shall pay cash equivalent of the surrender capital increase to the Tianjin Cyril’s following bank account before the date specified by Tianjin Cyril:

Account Name: Tianjin Cyril Information Technology Co., Ltd

Taxpayer identification number: 9112011606401011XB

Opening Bank: China Construction Bank Corporation Tianjin Zhongxinshengtaicheng Branch

Account: 12001835901052500894

Article 3 Effectiveness, additions, amendments, changes, and removal of agreements

3.1 This agreement shall take effect after all parties have signed it (company or company has an official seal and signed or signed by legal representative or authorized representative).

3.2 After the parties to this agreement agree, they can amend or change this agreement. Any modification or change must be made into a written document, which shall take effect after signing by the parties to this agreement.

3.3 Unless otherwise stipulated in this agreement, all parties to this agreement may jointly exercise the cancellation of this agreement in writing and determine the effective time of cancellation.

Article 4 Liability for breach of contract

4.1 If any party violates the provisions of this agreement or violates its statements or guarantees to other parties and causes losses to other parties, it constitutes a breach of the contract by the other party. The defaulting party shall compensate the observing party for all losses, damages, expenses and expenses (including but not limited to litigation fees, attorney's fees, etc.) incurred by the observant as a result of its breach of contract.

Article 5 Application of Law and Dispute Resolution

5.1 The conclusion, validity, interpretation, performance and dispute resolution of this agreement shall be governed by and construed in accordance with the laws of China. However, if the published Chinese law does not stipulate specific matters related to this agreement, it should refer to general international business practices within the scope permitted by Chinese law.

5.2 Any dispute arising from this agreement or related to this Agreement shall be submitted to the South China International Economic and Trade Arbitration Commission for arbitration in accordance with the current effective arbitration rules of the Association when applying for arbitration. The arbitral award is final and binding on all parties.

5.3 During the dispute resolution period, the parties continue to have their own rights under this Agreement and shall continue to perform their corresponding obligations under this Agreement, respect the facts of this transaction, and shall not distort the facts and maliciously defame other signatories.

Article 6 Notification and Service

6.1 Any notice or other correspondence ("Notice") sent by a party to other parties in connection with this Agreement shall be in writing and delivered to the notified person at the following address or communication number:

Tianjin Cyril Information Technology Co., Ltd

Contact: Jiang Zhifeng

Contact Tel: +86 10 5676 6980

Mailing address: Room 807-4, 8th floor, Chuangzhi Building, No. 482, Dongman Middle Road, Shenngtai city, Tianjin, China

Shenzhen Jiedian Technology Co., Ltd.

Contact: Wang Zhe

Contact Tel: +86 13122931658

Mailing address: B701-705, Xinxing Industrial Park, No.3151 Shahe West Road, Xili Street, Nanshan District, Shenzhen, China

Hunan OceanwingElectronic Commerce Co., Ltd.

Contact: Huang Hai

Telephone: +86 13501239400

Mailing address: 7F, Building B, Jianxing Technology Building, Chaguang Road, Nanshan District, Shenzhen

Tianjin Shunshitongda Technology Co., Ltd

Contact: Jiang Zhifeng

Contact Tel: +86 18601220207

Mailing address: 25th Floor, Building B, Zhonghui Plaza, 11 Dongzhimen South Street, Dongcheng District, Beijing, China

6.2 The time of service of notices delivered as above shall be determined as follows:

(1) Any notice delivered personally shall be deemed as served when being signed by the recipient;

(2) Any notice mailed shall be delivered by registered express mail or express mail. Registered express mail shall be deemed as served on the seventh (7th) day after posting. Express mails shall be deemed as served at the time of signing by the recipient.

6.3 If any one of the aforementioned communication addresses or notification methods changes (“changed party”), the party to be changed shall notify the other party within seven (7) days of the change. If the party to the change fails to make timely notification as agreed, the party to change shall bear the resulting losses.

Article 7 Supplementary Provisions

7.1 This agreement is an integral part of the equity transfer agreement. If this agreement is inconsistent with the equity transfer agreement, this agreement shall prevail, but it will not affect the validity of other terms of the equity transfer agreement.

7.2 Except as otherwise defined in this agreement, the abbreviation and definition in this agreement have the same meaning as the equity transfer agreement.

7.3 This Agreement is made in quadruplicate. Each party holds one, and each has the same legal effect.

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[This page is intentionally left blank, for the signing page of the "The Novation Agreement regarding Capital Increase Agreement of Shenzhen Jiedian Technology Co., Ltd. between Tianjin Cyril Information Technology Co., Ltd, Tianjin Shunshitongda Technology Co., Ltd, and Hunan Oceanwing Electronic Commerce Co., Ltd."]

/seal/ Tianjin Cyril Information Technology Co., Ltd (Official seal)

/s/ Authorized Signatory

Legal representative or authorized representative (signature/ seal):

[This page is intentionally left blank, for the signing page of the "The Novation Agreement regarding Capital Iincrease Agreement of Shenzhen Jiedian Technology Co., Ltd. between Tianjin Cyril Information Technology Co., Ltd, Tianjin Shunshitongda Technology Co., Ltd, and Hunan Oceanwing Electronic Commerce Co., Ltd."]

/seal/ Shenzhen Jiedian Technology Co., Ltd. (Official seal)

/s/ Authorized Signatory

Legal representative or authorized representative (signature/ seal):

[This page is intentionally left blank, for the signing page of the "The Novation Agreement regarding Capital Increase Agreement of Shenzhen Jiedian Technology Co., Ltd. between Tianjin Cyril Information Technology Co., Ltd, Tianjin Shunshitongda Technology Co., Ltd, and Hunan Oceanwing Electronic Commerce Co., Ltd."]

Hunan Oceanwing Electronic Commerce Co., Ltd. (Official Seal) /Seal/

/s/ Signatory

Legal representative or authorized representative (signature/ seal):

[This page is intentionally left blank, for the signing page of the "The Novation Agreement regarding Capital Increase Agreement of Shenzhen Jiedian Technology Co., Ltd. between Tianjin Cyril Information Technology Co., Ltd, Tianjin Shunshitongda Technology Co., Ltd, and Hunan Oceanwing Electronic Commerce Co., Ltd." ]

/seal/ Tianjin Shunshitongda Technology Co., Ltd (Official seal)

/s/ Authorized Signatory

Legal representative or authorized representative (signature/ seal):